Exhibit 5

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Liberty Media Debenture-Backed Series 2001-32 Trust Series
CUSIP: 21988G593 & 21988GBE5

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 1, 2002

INTEREST ACCOUNT
----------------
Balance as of August 29, 2001 ...............................      $        0.00
         Scheduled Income received on securities ............      $5,279,999.38
         Unscheduled Income received on securities ..........      $        0.00

LESS:
         Distribution to Class A1 Holders ...................     -$4,458,666.04
         Distribution to Class A2 Holders ...................     -$  821,333.34
         Distribution to Depositor ..........................     -$        0.00
Balance as of February 1, 2002 ..............................      $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of August 29, 2001 ...............................      $        0.00
         Scheduled Principal payment received on securities .      $        0.00

LESS:
         Distribution to Holders ............................      $        0.00
Balance as of February 1, 2002 ..............................      $        0.00

                UNDERLYING SECURITIES HELD AS OF FEBRUARY 1, 2002
         Principal
         Amount                        Title of Security
         ------                        -----------------
         $128,000,000      Liberty Media Corporation 8.19%
                           Capital Trust Securities
                           Due February 1, 2037
                           CUSIP:  84258PAC1

U.S Bank Trust National Association, as Trustee


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